Exhibit 99


                         Annual Report for Fiscal Year
                            Ended September 30, 1997


                   MEDIQ Incorporated Employees' Savings Plan
                   ------------------------------------------
                            (Full Title of the Plan)


                 One MEDIQ Plaza, Pennsauken, New Jersey 08110
                 ---------------------------------------------
                             (Address of the Plan)


     MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, New Jersey 08110
     -----------------------------------------------------------------
            (Issuer and address of principal executive office)

                       Independent Auditors' Report

To the Trustees of
MEDIQ Incorporated Employees' Savings Plan
Pennsauken, New Jersey

We have audited the accompanying statements of net assets available for Plan benefits of the MEDIQ Incorporated Employees' Savings Plan as of September 30, 1997 and 1996, and the related statements of changes in net assets available for Plan benefits for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Plan's administrators. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for Plan benefits of the MEDIQ Incorporated Employees' Savings Plan as of September 30, 1997 and 1996, and the related statements of changes in net assets available for Plan benefits for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

The Schedule of Assets Held for Investment Purposes that accompanies the Plan's financial statements does not disclose true historical cost information for three of the Plan's fund options. The cost basis for these three funds were restated on January 1, 1997 based on market value at that date, when the respective funds were transferred to participants individual accounts. Disclosure of this historical cost information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of: (1) assets held for investment purposes as of September 30, 1997, and (2) reportable transactions for the year then ended, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental fund information is presented for the purpose of additional analysis of the basic financial statements rather than to present the net assets available for benefits and changes in net assets available for benefits of the individual funds and is not a required part of the basic financial statements. The supplemental schedules and supplemental fund information are the responsibility of the Plan's administrators. The supplemental schedules and supplemental fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, except for the omission of the historical cost information discussed in the preceding paragraph, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Philadelphia, Pennsylvania
March 20, 1998

                MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
            STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                            SEPTEMBER 30, 1997

                                                            SUPPLEMENTAL INFORMATION
                                        ---------------------------------------------------------------
                                                                                    FIXED
                                          SAVINGS       EQUITY       BALANCED       INCOME      INDEX
                                           FUND          FUND          FUND          FUND        FUND
                                        ----------    ----------    ----------     --------    --------
ASSETS:

CASH
INVESTMENTS - AT FAIR VALUE             $1,216,455    $6,733,471    $2,694,011     $323,345    $282,739
EMPLOYEE CONTRIBUTIONS RECEIVABLE            2,855        17,292         8,190        1,335       4,221
EMPLOYER CONTRIBUTIONS RECEIVABLE
LOANS RECEIVABLE
                                        ----------    ----------    ----------     --------    --------
NET ASSETS AVAILABLE FOR PLAN BENEFITS  $1,219,310    $6,750,763    $2,702,201     $324,680    $286,960
                                        ==========    ==========    ==========     ========    ========


                                                         SUPPLEMENTAL INFORMATION
                                           ---------------------------------------------------
                                           INTERNA-
                                            TIONAL      STOCK           LOAN
                                             FUND        FUND           FUND          TOTAL
                                           --------   ----------      --------     -----------
ASSETS:

CASH                                                  $   21,260                   $    21,260
INVESTMENTS - AT FAIR VALUE                $84,885     4,516,299                    15,851,205
EMPLOYEE CONTRIBUTIONS RECEIVABLE            1,522         2,699                        38,114
EMPLOYER CONTRIBUTIONS RECEIVABLE                          8,710                         8,710
LOANS RECEIVABLE                                                      $290,461         290,461
                                           -------    ----------      --------     -----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS     $86,407    $4,548,968      $290,461     $16,209,750
                                           =======    ==========      ========     ===========

                     SEE NOTES TO FINANCIAL STATEMENTS

                MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
           STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                            SEPTEMBER 30, 1996

                                                                      SUPPLEMENTAL INFORMATION
                                        -----------------------------------------------------------------------------
                                                                                    FIXED
                                          SAVINGS       EQUITY       BALANCED       INCOME       STOCK         LOAN
                                           FUND          FUND          FUND          FUND        FUND          FUND        TOTAL
                                        ----------    ----------    ----------     --------    ---------     --------   -----------
ASSETS:
CASH                                                                                           $      169               $       169
INVESTMENTS - AT FAIR VALUE             $1,313,068    $5,832,917    $2,337,730     $361,742     3,441,128                13,286,585
EMPLOYEE CONTRIBUTIONS RECEIVABLE            5,597        21,411        12,287          980         5,925                    46,200
EMPLOYER CONTRIBUTIONS RECEIVABLE                                                                  19,063                    19,063
LOANS RECEIVABLE                                                                                             $277,724       277,724
RECEIVABLE (PAYABLE) FROM OTHER FUNDS         (139)            7         6,221           55        (6,144)                        0
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
NET ASSETS AVAILABLE FOR PLAN
   BENEFIT                              $1,318,526    $5,854,335    $2,356,238     $362,777    $3,460,141    $277,724   $13,629,741
                                        ==========    ==========    ==========     ========    ==========    ========   ===========

                     SEE NOTES TO FINANCIAL STATEMENTS

                MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                       YEAR ENDED SEPTEMBER 30, 1997

                                                            SUPPLEMENTAL INFORMATION
                                        ---------------------------------------------------------------
                                                                                    FIXED
                                          SAVINGS       EQUITY       BALANCED       INCOME      INDEX
                                           FUND          FUND          FUND          FUND        FUND
                                        ----------    ----------    ----------     --------    --------
NET ASSETS AVAILABLE FOR PLAN
BENEFITS, OCTOBER 1, 1996               $1,318,526    $5,854,335    $2,356,238     $362,777    $      0

ADDITIONS:

CONTRIBUTIONS:
  EMPLOYEE CONTRIBUTIONS                   108,673       583,571       306,569       46,895      55,597
  EMPLOYEE ROLLOVER PAYMENTS                12,617        40,227        22,932          233      21,489
  EMPLOYER CONTRIBUTIONS
  EMPLOYEE LOAN PAYMENTS                    26,518       104,762        34,923        6,251       8,383
INVESTMENT INCOME                           66,710           275         1,582       24,290
NET APPRECIATION/(DEPRECIATION)
  IN FAIR VALUE OF INVESTMENTS                         2,134,547       614,181        8,835      15,592
INVESTMENT ELECTION TRANSFERS               13,500                                              198,199
                                        ----------    ----------    ----------     --------    --------
TOTAL ADDITIONS                            228,018     2,863,382       980,187       86,504     299,260

DEDUCTIONS:

  BENEFIT PAYMENTS                         274,698     1,668,331       447,057       68,910         845
  EMPLOYEE LOANS
  INVESTMENT ELECTION TRANSFERS             52,536       298,623       187,167       55,691      11,455
                                        ----------    ----------    ----------     --------    --------
TOTAL DEDUCTIONS                           327,234     1,966,954       634,224      124,601      12,300
                                        ----------    ----------    ----------     --------    --------
NET ADDITIONS (DEDUCTIONS)                 (99,216)      896,428       345,963      (38,097)    286,960
                                        ----------    ----------    ----------     --------    --------
NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, SEPTEMBER 30, 1997          $1,219,310    $6,750,763    $2,702,201     $324,680    $286,960
                                        ==========    ==========    ==========     ========    ========


                                                         SUPPLEMENTAL INFORMATION
                                           ---------------------------------------------------
                                           INTERNA-
                                            TIONAL      STOCK           LOAN
                                             FUND        FUND           FUND          TOTAL
                                           --------   ----------      --------     -----------
NET ASSETS AVAILABLE FOR PLAN
BENEFITS, OCTOBER 1, 1996                  $      0   $3,460,141      $277,724     $13,629,741

ADDITIONS:

CONTRIBUTIONS:
  EMPLOYEE CONTRIBUTIONS                     21,801       91,592                     1,214,698
  EMPLOYEE ROLLOVER PAYMENTS                  2,540       30,737                       130,775
  EMPLOYER CONTRIBUTIONS                                 277,660                       277,660
  EMPLOYEE LOAN PAYMENTS                      1,369       20,272                       202,478
INVESTMENT INCOME                                             53                        92,910
NET APPRECIATION/(DEPRECIATION)
  IN FAIR VALUE OF INVESTMENTS                  898    1,438,239                     4,212,292
INVESTMENT ELECTION TRANSFERS                61,178       93,465       277,759         644,101
                                           --------   ----------      --------     -----------
TOTAL ADDITIONS                              87,786    1,952,018       277,759       6,774,914

DEDUCTIONS:

  BENEFIT PAYMENTS                              183      825,758        87,843       3,373,625
  EMPLOYEE LOANS                                                       177,179         177,179
  INVESTMENT ELECTION TRANSFERS               1,196       37,433                       644,101
                                           --------   ----------      --------     -----------
TOTAL DEDUCTIONS                              1,379      863,191       265,022       4,194,905
                                           --------   ----------      --------     -----------
NET ADDITIONS (DEDUCTIONS)                   86,407    1,088,827        12,737       2,580,009
                                           --------   ----------      --------     -----------
NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, SEPTEMBER 30, 1997              $86,407   $4,548,968      $290,461     $16,209,750
                                           ========   ==========      ========     ===========

                     SEE NOTES TO FINANCIAL STATEMENTS

                MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                      YEAR ENDED SEPTEMBER 30, 1996

                                                                      SUPPLEMENTAL INFORMATION
                                        -----------------------------------------------------------------------------
                                                                                    FIXED
                                          SAVINGS       EQUITY       BALANCED       INCOME       STOCK         LOAN
                                           FUND          FUND          FUND          FUND        FUND          FUND        TOTAL
                                        ----------    ----------    ----------     --------    ---------     --------   -----------
NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, OCTOBER 1, 1995             $1,727,822    $5,157,887    $1,938,242     $466,916    $3,603,442    $300,348   $13,194,657

ADDITIONS:

CONTRIBUTIONS:
  EMPLOYEE CONTRIBUTIONS                   175,360       665,563       344,812       74,679        99,932                 1,360,346
  EMPLOYEE ROLLOVER PAYMENTS                32,859       157,619        87,336        2,402                                 280,216
  EMPLOYER CONTRIBUTIONS                                                                          314,340                   314,340
  EMPLOYEE LOAN PAYMENTS                    22,290       110,341        38,552        5,010        14,344                   190,537
INVESTMENT INCOME                           79,973         6,435         2,981       29,617           133                   119,139
NET APPRECIATION/(DEPRECIATION)
  IN FAIR VALUE OF INVESTMENTS                           657,797       283,292       (6,001)       83,770                 1,018,858
INVESTMENT ELECTION TRANSFERS                             51,624       154,034                     79,099     219,963       504,720
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
TOTAL ADDITIONS                            310,482     1,649,379       911,007      105,707       591,618     219,963     3,788,156

DEDUCTIONS:

  BENEFIT PAYMENTS                         443,226       861,181       436,598      132,707       732,053      80,808     2,686,573
  EMPLOYEE LOANS                                                                                              161,779       161,779
  INVESTMENT ELECTION TRANSFERS            276,552        91,750        56,413       77,139         2,866                   504,720
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
TOTAL DEDUCTIONS                           719,778       952,931       493,011      209,846       734,919     242.587     3,353,072
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
NET ADDITIONS (DEDUCTIONS)                (409,296)      696,448       417,996     (104,139)     (143,301)    (22,624)      435,084
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, SEPTEMBER 30, 1996          $1,318,526    $5,854,335    $2,356,238     $362,777    $3,460,141    $277,724   $13,629,741
                                        ==========    ==========    ==========     ========    ==========    ========   ===========

                     SEE NOTES TO FINANCIAL STATEMENTS

                MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN
      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                      YEAR ENDED SEPTEMBER 30, 1995

                                                                      SUPPLEMENTAL INFORMATION
                                        -----------------------------------------------------------------------------
                                                                                    FIXED
                                          SAVINGS       EQUITY       BALANCED       INCOME       STOCK         LOAN
                                           FUND          FUND          FUND          FUND        FUND          FUND        TOTAL
                                        ----------    ----------    ----------     --------    ---------     --------   -----------
NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, OCTOBER 1, 1994             $1,975,694    $4,293,197    $1,715,459     $477,258    $3,312,441    $388,614   $12,162,663

ADDITIONS:

CONTRIBUTIONS:
  EMPLOYEE CONTRIBUTIONS                   282,382       687,811       367,289      107,745       130,337                 1,575,564
  EMPLOYEE ROLLOVER PAYMENTS                28,389       104,427        32,031        9,526         8,773                   183,146
  EMPLOYER CONTRIBUTIONS                                                                          373,786                   373,786
  EMPLOYEE LOAN PAYMENTS                    53,949       142,008        58,948        9,060        13,171                   277,136
INVESTMENT INCOME                          111,126                                   36,155           476                   147,757
NET APPRECIATION/(DEPRECIATION)
  IN FAIR VALUE OF INVESTMENTS                         1,168,659       403,977       26,774     1,116,712                 2,716,122
INVESTMENT ELECTION TRANSFERS                            117,652                                   46,112     266,900       430,664
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
TOTAL ADDITIONS                            475,846     2,220,557       862,245      189,260     1,689,367     266,900     5,704,175

DEDUCTIONS:

  BENEFIT PAYMENTS                         315,750       672,817       299,910      101,571     1,175,188      85,499     2,650,735
  EMPLOYEE LOANS                                                                                              246,404       246,404
  TRANSFER TO MEDIFAC PLAN                 218,056       562,900       278,506       68,097       193,556      23,263     1,344,378
  INVESTMENT ELECTION TRANSFERS            189,912       120,150        61,046       29,934        29,622                   430,664
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
TOTAL DEDUCTIONS                           723,718     1,355,867       639,462      199,602     1,398,366     355,166     4,672,181
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
NET ADDITIONS (DEDUCTIONS)                (247,872)      864,690       222,783      (10,342)      291,001     (88,266)    1,031,994
                                        ----------    ----------    ----------     --------    ----------    --------   -----------
NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, SEPTEMBER 30, 1995          $1,727,822    $5,157,887    $1,938,242     $466,916    $3,603,442    $300,348   $13,194,657
                                        ==========    ==========    ==========     ========    ==========    ========   ===========

                     SEE NOTES TO FINANCIAL STATEMENTS

                   MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

A.    Significant Accounting Policies

      The financial statements of the MEDIQ Incorporated Employees' Savings Plan (the "Plan") are presented on the accrual basis of accounting. Investments are stated at their fair value. Fair values for investments are determined by closing prices as of the last trading day of the Plan year. Dividends and interest are recorded when earned. Employee and employer contributions are recorded in the period to which they are applicable. Benefit payments are recorded when paid. Brokerage commissions and other expenses incurred in connection with the purchase or sale of securities, are charged directly to the Plan. All other costs and expenses of the Plan are paid for by MEDIQ Incorporated (the "Company"). Should the Company elect not to pay administrative expenses, such expenses will be paid by the Plan.

      The preparation of the Plan's financial statements in conformity with generally accepted accounting principles necessarily requires Plan management to make estimates and assumptions. These estimates and assumptions, which may differ from actual results, will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Plan's financial statements, as well as the reported amounts of changes in net assets available for Plan benefits during the period.

B.    Plan Description

      The following is not intended to be a complete description of the Plan. Plan participants should refer to the Plan documents for a complete description of the Plan. The original effective date of the Plan was October 1, 1983. The Plan was amended in its entirety effective as of January 1, 1997. The Company adopted the Vanguard Prototype 401(k) Savings Plan and appointed Vanguard Fiduciary Trust Company as trustee and recordkeeper of the Plan. Employees are eligible to join the Plan upon completion of twelve months employment during which they have worked a minimum of 1,000 hours and are age 21 or older. Participants may contribute to the Plan from 1% to 18% of their salaries to be invested, as they choose, in the various funds described in Note C. If the participant is deemed a highly compensated employee, the Plan limits the contribution to 6%.

      The Plan provides that the Company will make a matching contribution equal to $.50 for each $1.00 contributed by a participant, subject to certain limitations. The Company's matching contribution is made in cash to be used to purchase shares of the common stock of the Company for the account of the participant.

      A participant's accrued benefit is at all times fully vested and nonforfeitable upon death, retirement, disability or termination of employment.

      Distributions from the funds, with the exception of the stock fund, are made in cash. Distributions from the stock fund are in the form of the securities held or cash.

C.    Investment Options

      Participants contributions are invested in accordance with the written directions of the participant in one or more of the following funds:

      1. Savings Fund: The fund objective is to hold high-quality, short-term investments that preserve the amount of your original investment and provide current income.

      2. Equity Fund: The fund objective is to hold a concentrated portfolio of large company equity securities. As a secondary objective, the fund also seeks to provide long-term growth and modest dividend income.

      3. Balanced Fund: The fund objective is to hold a broad diversified portfolio of stocks and bonds to provide a combination of long-term growth and income. The fund maintains 60% to 70% of its assets in stocks and 30% to 40% in high-quality bonds.

      4. Fixed Income Fund: The fund objective is to hold a mix of government and affiliated agency securities to provide income from interest. The fund invests in mortgage-backed certificates issued by the Government National Mortgage Association ("GNMA").

      5. Index Fund: The fund objective is to provide long-term growth of capital and income from dividends; the fund holds all of the 500 stocks that make up the Standard & Poor's 500 composite Stock Price Index in proportion to their weighting in the Index. The fund attempts to match the performance of the Index, a widely recognized benchmark of the U.S. Stock Market performance.

      6. International Fund: The fund objective is to provide long-term growth of capital. The fund invests in stocks of high quality seasoned companies based outside the United States. The fund invests 60% to 70% of its assets in companies with sustainable competitive advantages and strong prospects for long-term growth.

      7. Stock Fund: The assets of the stock fund, including earnings thereon, are invested in the Company's common stock. A brokerage firm purchases the Company's stock at prevailing market rates in the open market, and, in the normal course of business, sells such stock to meet distribution requirements of the Plan. Also included in the stock fund is a small portion invested in short term reserves to help accommodate daily transactions.

      Pursuant to the Plan, with the exception of the Company's matching contributions, the selection of investment options is the sole responsibility of each participant. Neither the trustees nor the Company have any responsibility to select investment options or to advise participants in selecting their investment options. Subject to applicable provisions of law, each participant assumes all risks connected with any decrease in the market value of any securities in these funds, and distributions from such funds are the sole source of payments made under the Plan.

D.    Investments

      The fair value of the investments of the Plan are as follows:

                                              September 30,
                                     ------------------------------
                                         1997               1996
                                     -----------        -----------
      Savings Fund                   $ 1,216,455        $ 1,313,068
      Equity Fund                      6,733,471          5,832,917
      Balanced Fund                    2,694,011          2,337,730
      Fixed Income Fund                  323,345            361,742
      Index Fund                         282,739                -0-
      International Fund                  84,885                -0-

      Stock Fund:
         Common Stock -- MEDIQ         4,516,299          3,417,000
         Common Stock -- MHM                 -0-             24,128
                                     -----------        -----------
                                     $15,851,205        $13,286,585
                                     ===========        ===========

      The Savings Fund's investment is comprised of 1,216,455 shares of Vanguard's Prime Portfolio Fund, with a fair value of $1.00 per share at September 30, 1997 and 1,313,068 shares at $1.00 per share at September 30, 1996.

      The Equity Fund's investment is comprised of 324,818 shares of Vanguard's Windsor Fund, with a fair value of $20.73 per share at September 30, 1997 and 358,287 shares at $16.28 per share at September 30, 1996.

      The Balanced Fund's investment is comprised of 87,810 shares of Vanguard's Wellington Fund, with a fair value of $30.68 per share at September 30, 1997 and 89,913 shares at $26.00 per share at September 30, 1996.

      The Fixed Income Fund's investment is comprised of 31,181 shares of Vanguard's - GNMA portfolio, with a fair value of $10.37 per share at September 30, 1997 and 35,887 shares at $10.08 per share at September 30, 1996.

      The Index Fund investment is comprised of 3,189 shares of Vanguard's Index Trust 500 portfolio, with a fair value of $88.65 per share at September 30, 1997.

      The International Fund investment is comprised of 4,487 shares of Vanguard's International Growth portfolio, with a fair value of $18.92 per share at September 30, 1997.

      The Stock Fund's investment is comprised of 535,265 shares of the Company's common stock, with a fair value of $8.4375 at September 30, 1997 and 581,617 shares of the Company's common stock and 32,171 shares of MHM common stock, with a fair value of $5.875 and $.75 per share, respectively, at September 30, 1996.

      Investment income is accrued as earned. The net appreciation or depreciation in fair value of investments represents the change in the fair value during the periods as a result of reinvested dividends or appreciation or depreciation in the underlying securities in the various funds except to the extent of gains or losses realized on investments sold during the year.

E.    Loans

      A participant may be granted a loan at the discretion of the Plan Administrator in accordance with the Plan document and current IRS regulations. Loans shall be repaid in equal installments of principal and interest over a period and at rates designated by the Plan.

F.    Withdrawals

      Participants are limited to two withdrawals per Plan year with respect to amounts attributable to basic contributions. In order to obtain a hardship withdrawal, a participant must exhaust the possibility of all other distributions (other than hardship withdrawals) under the Plan. Upon receiving a hardship distribution, a participant is suspended from making contributions to the Plan for one year.

G.    Plan Participants

      As of September 30, 1997 and 1996, respectively, 587 and 677 participants of the Plan participated in each fund as follows:

                                                   September 30,
                                                   -------------
                                                   1997     1996
                                                   ----     ----
                Savings Fund                        219      321
                Equity Fund                         493      547
                Balanced Fund                       382      464
                Fixed Income Fund                   148      197
                Index Fund                           97        -
                International Fund                   53        -
                Stock Fund                          587      677

      Plan participants may invest in one or more funds. As a result, the sum of the number of participants in each fund is not equal to the employee totals in 1997 and 1996.

H.    Benefits Payable

      The following amounts, $0 and $341,097 as of September 30, 1997 and September 30, 1996, respectively, have been allocated to the accounts of persons who have elected to withdraw from the plan but have not yet been paid.

I.    Administration of the Plan

      The Plan is administered by Jay M. Kaplan, the Plan Administrator, who has fiduciary responsibility for the general operations of the Plan and may interpret provisions of the Plan. The Plan Administrator does not have any responsibilities with respect to the investment of Plan assets.

      The Plan's trustees are appointed by the Board of Directors of the Company for the current year and may resign or be removed at any time. The Company indemnifies such trustees to the extent determined by its Board of Directors. Effective January 1, 1997 the Board of Directors of the Company appointed Vanguard Fiduciary Trust Company as Trustee for the Plan.

      Under the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), each of the above individuals is a "party-in-interest" and serves without compensation.

      Although the Company expects to continue the Plan, the right to amend or terminate the Plan is reserved. In the event of Plan termination, the net assets of the Plan would be allocated as required by ERISA, as amended.

J.    Federal Tax Considerations

      The Plan Administrator received a determination letter dated February 22, 1996 from the Internal Revenue Service ("IRS") that the Plan met the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan has since been admended through the adoption of the Vanguard Fiduciary Trust Company Prototype Non-Standarized Safe Harbor Profit Sharing Plan with CODA. The Plan Administrator believes that the Plan is in compliance with the applicable requirements of the Code, and that the Plan's related trust is exempt from federal income tax under the provisions of Section 501(a) of the Code. As a result, matching contributions and salary reduction contributions, as well as earnings on all Plan assets, are generally not subject to federal income tax until distributed from the Plan.

      The Plan Administrator must refund excess aggregate contributions and excess contributions to certain highly compensated employees for the plan year ended September 30, 1997 to meet the nondiscrimination requirements of Section 401(k) and 401(m) of the Code. The Plan Administrator intends to make the required distributions prior to September 30, 1998. By making such distributions, the Plan will be in compliance with applicable IRS rules for the year ending September 30, 1997.

K.    MHM Stock Sale

      On November 21, 1996, the Plan sold all of its shares of MHM. All proceeds were reinvested to the participants accounts that held MHM stock, according to their current investment allocation election.

L.    Divestitures - Special Distributions

      In November 1996, the Company sold substantially all of the assets of MEDIQ Mobile X-Ray Services, Inc. ("Mobile X-Ray"), a wholly-owned subsidiary of the Company. This resulted in a total distribution of $1,217,711 from the Plan to 96 employees during fiscal year 1997.

      In August 1995, the Company entered into an agreement to sell MEDIQ Imaging Services, Inc., a wholly-owned subsidiary of the Company. This resulted in a total distribution of $861,405 from the Plan consisting of $694,818 in cash and 38,048 shares of MEDIQ common stock with a market value of $4.25 per share, and 1,953 shares of MHM common stock with a market value of $2.50 per share to 75 employees in December 1995.

      In June 1995, the Company entered into an agreement to sell Medifac, Inc. ("Medifac"), a wholly-owned subsidiary of the Company. This resulted in a total distribution of $1,344,378 from the Plan consisting of $1,127,558 in cash, loan notes of $23,263 and 32,852 shares of MEDIQ common stock with a market value of $5.75 per share, and 1,774 shares of MHM common stock with a market value of $2.625 per share to 54 employees of Medifac in August 1995.

M.    Change In Plan Year

      On September 30, 1997 the Board of Directors of MEDIQ Incorporated approved the change of the Plan Trust Year from fiscal year, September 30th, to calendar year, December 31st. This change is effective for the plan year ending December 31, 1997.

N.    Subsequent Event

      On January 15, 1998, the Company announced that, pursuant to the terms of a definitive agreement and plan of merger (the "Merger Agreement"), MQ Acquisition Corporation ("Acquirer"), a Delaware corporation formed by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"), has agreed to enter into a transaction with the Company whereby Acquirer will be merged with and into the Company (the "Merger"), with the Company being the Surviving Corporation in the Merger (the "Surviving Corporation"). In the Merger, holders of the Company's outstanding Common Stock and Preferred Stock will be entitled to receive, in exchange for each outstanding share of Common Stock or Preferred Stock, $13.75 in cash, without interest, and 0.075 of a share of a newly created Series A 13% Cumulative Compounding Preferred Stock, par value $.01 per share (the "13% Senior Preferred Stock") of the Surviving Corporation. The 13% Senior Preferred Stock will have a liquidation preference of $10.00 per share. The aggregate consideration payable pursuant to the Merger, including amounts payable to holders of options, is expected to be approximately $390.7 million. At the effective date of the merger it is anticipated that the MEDIQ Common Stock Fund will be eliminated. The cash proceeds from the sale of shares in the MEDIQ Common Stock Fund will be reallocated to the existing fund options at the direction of the plan participants.

MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
SEPTEMBER 30, 1997

-------------------------------------------------------------------------------------------------
                                                                                        Current
Fund             Identity of Issue                       Shares          Cost (1)        Value
----             -----------------                     ---------      -----------     -----------

Savings          Vanguard Money Market Fund            1,216,455      $ 1,216,455     $ 1,216,455

Equity           Vanguard Windsor Fund                   324,818        5,458,618       6,733,471

Balanced         Vanguard Wellington Fund                 87,810        2,317,633       2,694,011

Fixed Income     Vanguard GNMA Fund                       31,181          318,661         323,345

Index            Vanguard Index Trust - 500 Portfolio      3,189          269,760         282,739

Inter'l.         Vanguard International Growth Fund        4,487           84,041          84,885

Stock            MEDIQ Common Stock Fund                 535,265        2,618,626       4,516,299

Loan             Participant Loans (bearing interest
                   at 7.4%-12.5%, maturity ranging from
                   1 year to 30 years)                                          0         290,461
                                                                      -----------     -----------
TOTAL INVESTMENTS                                                     $12,283,794     $16,141,666
                                                                      ===========     ===========

(1) The cost basis for September 30, 1997 for the Equity Fund, Balanced Fund, and Fixed Income Fund were restated based on the market value of January 1, 1997. The Company appointed Vanguard Fiduciary Trust Company as trustee and recordkeeper effective January 1, 1997. This change also allowed the Company to provide daily valuation format to participants. Due to this conversion, the funds of the Equity, Balanced, and Fixed Income funds were transferred to participants' individual accounts. In addition, two new funds, the Index and International, were made available to participants effective January 1, 1997.

MEDIQ INCORPORATED EMPLOYEES' SAVINGS PLAN

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED SEPTEMBER 30, 1997
-------------------------------------------------------------------------------
Transactions involving an amount in excess of 5% of beginning plan asset value:

 Identity of                                             Cost of        Number of     Proceeds        Number         Net Gain
Party Involved               Identity of Issue           Assets         Purchases    from Sales      of Sales         (Loss)
--------------               -----------------           -------        ---------    ----------      --------        --------
Vanguard                     Windsor Fund              $  901,457          53

Vanguard                     Money Market Account         710,895                    $  710,895         60           $      0

Vanguard                     Windsor Fund               1,992,901                     2,127,389         56            134,888

Vanguard                     MEDIQ Common Stock           664,963                       806,260         47            141,297

Janney Montgomery Scott      MEDIQ Common Stock            86,004                        87,834          1              1,830